CONFIDENTIAL SEPARATION AGREEMENT AND
GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between Jacqueline Volles (“Volles”) and EveryWare Global, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), for a final and complete resolution of all matters arising out of or relating in any way to Volles’s employment with the Company and the cessation thereof.

WHEREAS, Volles was formerly employed by the Company as Chief Marketing Officer;

WHEREAS, Volles’ employment with the Company ended on February 19, 2014;

WHEREAS, Volles has alleged certain claims against the Company in connection with her employment with and separation from the Company, including gender bias and retaliatory conduct;

WHEREAS, the Company denies the allegations made by Volles, and any allegations or claims of wrongdoing or liability of any kind; and

WHEREAS, Volles and the Company (together, the “Parties”) wish to compromise and fully and finally settle any and all claims and disputes that exist or may exist between the Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and of the further consideration set forth below, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties stipulate, agree and consent as follows:

1.
Separation Date: Volles agrees that her last day of employment with the Company was February 19, 2014 (the “Separation Date”). Volles further agrees that as of the Separation Date she no longer was, and will not hold herself out as, an employee or officer of the Company.

2.
Separation Benefits: In consideration of the release and other covenants and agreements given by Volles in this Agreement, and subject to Volles’ execution and non-revocation of this Agreement, the Company agrees to provide, or cause to be provided, the following payments and benefits (collectively, the “Separation Benefits”):

a.	The Company agrees to make, or cause to be made, the following payments (together, the “Separation Payment”):

i.
Severance payments to Volles in the total amount of $145,000.00, representing six (6) months of her base salary as of her last date of employment, less all applicable withholdings and deductions, payable in twenty-six (26) biweekly installments (the “Severance Period”) to be direct-deposited to Volles in accordance with the Company’s regular payroll practices;

ii.	A discretionary bonus payment to Volles for 2013 in the amount of $47,000.00, less all applicable withholdings and taxes;

iii.	A lump-sum payment to Volles in the amount of $39,280.00, as an additional settlement amount, less all applicable withholdings and taxes; and

iv.
A payment to Volles’s attorneys, Abrahamson Vorachek & Levinson (AVL), in the amount of $38,220.00, as payment of any and all attorneys’ fees incurred by Volles with such attorneys, payable upon receipt by the Company of a completed Form W-9 from the firm.

The Company will provide the Internal Revenue Service (“IRS”) and Volles an appropriate Form W-2 with respect to the portions of the Separation Payment paid directly to Volles as set forth in (i)-(iii) above, and a Form 1099 with respect to the portion of the Separation Payment reflecting attorneys’ fees reporting said sum in Box 14 as “Gross proceeds paid to an attorney,” and/or any other required tax reporting or information forms reflecting such payments. The portions of the Separation Payment set forth in (ii) and (ii) above shall be delivered to AVL within seven (7) days following the expiration of the Revocation Period as set forth herein, but only upon receipt of all necessary and applicable tax forms completed by the individual or entity to whom or which payments are being made. The Separation Payment under this Section 2 is conditioned upon Volles’ execution and delivery of this Agreement and non-revocation thereof prior to the expiration of the Revocation Period. Volles agrees to and hereby does indemnify the Company from and against the employee portion of any and all tax liabilities, interest and penalties that may be assessed against or incurred by her in connection with payments made by the Company to Volles pursuant to this Paragraph 2.

b.
Volles will remain on the Company’s medical and dental benefit plans for the duration of the Severance Period at her current elections as of the Separation Date, and the Company shall continue to deduct the cost of Volles’ medical and dental benefits at the current employee rate for the duration of the Severance Period. Upon the expiration of the Severance Period, provided that Volles has elected to receive continuation coverage in the Company’s medical and dental plans pursuant to the provisions of the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended (“COBRA”), the Company will provide Volles with a lump-sum payment representing reimbursement for the cost of three (3) months of COBRA coverage at the current employee rate. Thereafter, any further continuation of coverage under COBRA shall be at Volles’ own expense. Continuation coverage shall in all respects be subject to the requirements, conditions and limitations of COBRA and of the medical and dental plans of the Company, which may be amended by the Company from time to time.

c.	The Company agrees that it will not object to or contest any application made by Volles for unemployment benefits after the Separation Date.

3.
Full Discharge of Obligations: Volles understands and agrees that she is not entitled to, and will not receive, any payments or benefits of any kind from the Company other than those expressly set forth herein. Volles further acknowledges and agrees that, but for her execution of this Agreement, she would not be entitled to any of the consideration set forth in Paragraph 2 above.

4.
Confidential Information: Volles agrees to keep all confidential and proprietary information about the past, present or prospective business affairs of the Company and its affiliates confidential (other than when disclosure is required by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power) unless a prior written release from the Company is obtained. Volles agrees to promptly give notice to the Company of any attempt by subpoena or otherwise to compel such disclosure as soon as possible and in any event at least ten (10) days before compliance is required and to provide a copy of such legal or administrative process or other government communication to the Company so that the Company may seek a protective order or other remedy, and Volles agrees to reasonably cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy.

5.
Return of Company Property: Volles agrees that as of the date hereof, Volles has returned to the Company any and all property, tangible or intangible, relating to its business, which Volles possessed or had control over at any time (including, but not limited to, company-provided automobiles, credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that Volles shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

6.
General Release of Claims by Volles: As a material inducement to the Company to enter into this Agreement and in consideration of the Separation Benefits and other benefits set forth herein, Volles knowingly and voluntarily (for herself, her issue, heirs, executors, administrators and assigns) (collectively, the “Volles Releasors”) hereby releases and forever discharges as of the date hereof the Company and its affiliates, divisions and subsidiaries, including but not limited to Monomoy Capital Partners, L.P., Monomoy

Capital Partners II, L.P., and Clinton Magnolia Master Fund, Ltd., and each of their respective affiliates, divisions and subsidiaries, and all present, former and future directors, members, officers, agents, representatives, employees, successors and assigns of the Company and/or its affiliates, divisions and subsidiaries, including but not limited to Monomoy Capital Partners, L.P., Monomoy Capital Partners II, L.P., and Clinton Magnolia Master Fund, Ltd., and each of their respective affiliates, divisions and subsidiaries (collectively, the “Company Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross‑claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Agreement becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Company Released Parties which the Volles Releasors ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of Volles’s initial dealings with the Company to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Volles’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Sarbanes-Oxley Act of 2002, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Illinois Human Rights Act; the Illinois Bill of Rights §§ 17-18; the Illinois Minimum Wage Law; the Illinois Equal Pay Act; the Illinois Whistleblower Protection Act; the Illinois WARN statute; the Illinois Wage Payment and Collection Act; the Ohio Civil Rights Act, the Ohio Whistleblowers’ Protection Statute, the Ohio Minimum Fair Wage Standards Act, and Ohio Labor Law; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Notwithstanding the foregoing, Volles acknowledges that she is not waiving and is not being required to waive her vested rights in any Company benefit plan (the plan documents of which and ERISA will continue to govern her rights thereunder), or any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Volles disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Volles understands and intends that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release. Volles represents that she has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this Paragraph 6. Nothing contained in this Agreement shall be construed to prohibit Volles from bringing appropriate proceedings to enforce this Agreement.

7.
No Action: Volles hereby represents and warrants that she has not filed, caused to be filed or permitted to be filed, and will not file, cause to be filed or permit to be filed, any complaints, charges or lawsuits against the Company or any of the Company Released Parties with respect to the matters covered by the General Release contained herein, and that no such complaints, charges or lawsuits are pending. By signing this Agreement, Volles further represents that the Volles Releasors will not be entitled to any personal recovery in any action or proceeding that may be commenced on Volles’s behalf arising out of or relating to the matters released hereby. Volles agrees that she will forfeit all amounts payable by the Company pursuant to the Agreement if Volles challenges the validity of the General Release contained in this Agreement. Volles further agrees that if Volles violates this Agreement by suing the Company or the other Company Released Parties, Volles will pay all costs and expenses of defending against the suit incurred by the Company Released Parties, including reasonable attorneys’ fees, and return all payments received by Volles pursuant to the Agreement on or after the termination of her employment.

8.
Mutual Non-Disparagement: Volles agrees not to make any disparaging remarks or send any disparaging communications, directly or indirectly, concerning the Company or any of its affiliates, divisions and subsidiaries, the business or management of the Company or any of its affiliates, divisions and subsidiaries and all present, former and future directors, members, officers, agents, representatives, employees, successors and assigns of the Company and/or its affiliates, divisions and subsidiaries. The Company similarly agrees to direct its senior management and board of directors not to disparage, or make any disparaging remark or send any disparaging communications concerning Volles, her performance and her reputation.

9.
Confidentiality: Volles agrees that this Agreement is confidential and agrees not to disclose any information regarding the terms of this Agreement, except to her immediate family and any tax, legal or other counsel that she has consulted regarding the meaning or effect hereof or as required by law, and will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Volles (or her attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), or any other self‑regulatory organization or governmental entity; provided, however, that Volles shall notify the Company in writing as promptly as practicable after receiving any such inquiry and at least ten (10) days prior to responding to any such inquiry (or if such notice is not possible under the circumstances, with as much prior notice as is possible).

The Company agrees to disclose any such information only to its tax, legal or other counsel, its insurance providers or as required by law.

10.
No Harm to Company Operation: Volles, for herself, her issue, heirs, executors, administrators and assigns, hereby covenants and represents that she has not taken and will not knowingly take any actions to impair the operations of the Company.

11.
Cooperation: Upon reasonable notice, Volles agrees to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party involving matters about which Volles has knowledge for a period of three (3) years following her separation from the Company. Volles understands and agrees that her cooperation may include, but not be limited to, making herself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into her possession all at times and on schedules that are reasonably consistent with her other permitted activities and commitments. Volles understands that in the event the Company asks for her cooperation in accordance with this provision, the Company will reimburse her for reasonable expenses incurred in providing such cooperation (including lodging and meals) upon her submission of receipts.

12.
Injunctive Relief and Attorneys’ Fees: Volles agrees and acknowledges that the Company will be irreparably harmed by any breach, or threatened breach, by her of Paragraphs 4, 5, 8 and/or 9 of this Agreement and that monetary damages would be grossly inadequate. Accordingly, Volles agrees that in the event of a breach, or threatened breach, by her of Paragraphs 4, 5, 9 and/or 9 of this Agreement, the Company shall be entitled to immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies available at law and equity. The parties agree that, should either party bring an action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover all reasonable attorneys’ fees and costs incurred with respect to such action.

13.
Restrictive Covenants: In consideration of the covenants and promises made in this Agreement, Volles shall be and is hereby released from any non-compete obligation she may have under any other agreement with the Company, including but not limited to the restrictions on competition and solicitation contained in Paragraph 7 of Volles December 31, 2012 Employment Agreement (hereafter “Employment Agreement”). Notwithstanding the foregoing, Volles shall remain obligated with respect to the agreement to protect trade secrets and confidential information of the Company contained in Paragraph 6 of the Employment Agreement, and the agreement not to solicit any current employees of the Company contained in Paragraph 7(a) of the Employment Agreement.

14.
No Admission of Liability: Volles agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Company Released Party or Volles of any improper or unlawful conduct.

15.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice of law provisions thereof. The Parties agree to submit to the exclusive jurisdiction of the state court seated in Fairfield County, Ohio or and/or the United States District Court for the Southern District of Ohio for the general resolution of any matter arising out of, relating to or connected with this Agreement or Volles’s employment with or resignation from the Company.

16.
Rule of Ambiguities and Binding Effect: It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. This Agreement shall be binding upon and inure to the benefit of Volles and the Company and each of their respective heirs, executors, successors, representatives and agents.

17.
Severability: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes and replaces any and all prior agreements or understandings (whether oral or written) between the Parties pertaining to the subject matter hereof. Volles acknowledges and agrees that in signing this Agreement Volles has not relied upon any representation, promise or inducement that is not expressly set forth in this Agreement.

19.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties, notwithstanding that all of the Parties are not signatory to the same counterpart. Facsimile or electronic copies of this Agreement shall have the same force and effect as an original.

BY SIGNING THIS AGREEMENT, VOLLES REPRESENTS AND AGREES THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO THE RELEASE OF ALL CLAIMS AS SET FORTH IN PARAGRAPH 6 OF THIS AGREEMENT;

(iii)	I VOLUNTARILY CONSENT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE RELEASE OF CLAIMS SET FORTH HEREIN;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO;

(v)
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS AGREEMENT TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS AGREEMENT ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21‑DAY PERIOD;

(vi)
I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS AGREEMENT TO REVOKE IT (THE “REVOCATION PERIOD”) AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS AGREEMENT MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Executed this 14th day
of April 2014
By:    /s/ Jacqueline Volles
JACQUELINE VOLLES

Executed this 15th day
of April 2014

EVERYWARE GLOBAL, INC.

By:    /s/ Erika Schoenberger
Erika Schoenberger